Exhibit 5.1

BAKER & DANIELS LLP 600 East 96th Street, Suite 600 Indianapolis, Indiana 46240 Tel 317.569.9600 Fax 317.569.4800 www.bakerdaniels.com

July 27, 2011

Endocyte, Inc.

3000 Kent Avenue, Suite A1-100

West Lafayette, IN 47906

Ladies and Gentlemen:

We have acted as counsel for Endocyte, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statements on Form S-1, File No. 333-175573, as supplemented by the Registration Statement on Form S-1 filed pursuant to Rule 462(b) (as amended or supplemented, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering of up to 6,681,420 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share, which includes up to 5,839,810 shares of Common Stock to be newly issued and sold by the Company, including 871,489 shares purchasable by the underwriters from the Company upon the exercise of their over-allotment option (the “Company Shares”), and up to 841,610 shares of Common Stock (the “Selling Stockholder Shares”) to be sold by the selling stockholder listed in the Registration Statement under “Principal Stockholders and Selling Stockholder” (the “Selling Stockholder”). The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have relied, without independent verification, upon certificates of public officials and, as to the matters of fact material to this opinion letter, upon certificates of officers of the Company.

Endocyte, Inc.	- 2 -	July 27, 2011

The opinions expressed below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

On the basis of and subject to the foregoing, we are of the opinion that when the Company Shares have been issued and delivered in accordance with the Underwriting Agreement, including payment by the underwriters of the amount specified in the Underwriting Agreement, the Company Shares will be duly authorized and validly issued, fully paid and non-assessable and that the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations thereunder.

Yours very truly,

/s/ Baker & Daniels LLP